Exhibit 99.1	NEWS RELEASE RARE ELEMENT RESOURCES LTD. TSX: RES & AMEX: REE July 13, 2011 Ref: 15-2011

Rare Element Appoints Paul Schlauch as Director and

 Norman Anderson as Chairman

Rare Element Resources Ltd. (TSX: RES and AMEX: REE) (the "Company") today announced the appointment of Mr. Paul Schlauch as a director of the Company, the appointment of Mr. Norman Anderson as Chairman, and the resignation of Mr. Stephen Quin as a Director.

Appointment of Mr. Schlauch to the Board

Mr. Schlauch  recently retired as a partner with Holland & Hart of Denver, Colorado, one of the leading law firms specializing in mining law in the United States.

Mr. Schlauch has more than 35 years of experience in legal issues relating to the mining industry. His practice has included counseling regarding operational and regulatory matters and representing clients in a wide array of transactions as well as in litigation and arbitration. Mr. Schlauch has assisted in the structuring and negotiation of hundreds of transactions, including joint ventures, limited liability companies, leases, royalty transfers, mineral property purchases and sales, ore sales agreements, cooperative operating agreements, and corporate acquisitions and mergers. He has worked extensively on public land law issues including matters relating to the location, maintenance, and patenting of mining and mill site claims, land exchanges, the acquisition of various property use rights, and the resolution of claim conflicts.

In each year from  2005, through 2009 the International Who's Who of Business Lawyers named Mr. Schlauch as "the World's leading mining lawyer," pointing in particular to his work on international transactions. In 2007 and 2008, Mr. Schlauch was also honored as one of the top 500 lawyers in the United States by Lawdragon. Mr. Schlauch has also been listed in The Best Lawyers in America® and Colorado Super Lawyers. He was designated as Best Lawyers’ 2011 Denver Area Natural Resources Lawyer of the Year.  He has also been recognized as a leader in The Legal 500 2010 edition for mergers and acquisitions.

Mr. Schlauch has been active in natural resource industry professional organizations. He is a past president of the Rocky Mountain Mineral Law Foundation and a past President of the International Mining Professionals Society. He is a frequent speaker on topics relating to the mining industry and is the author of numerous articles on industry issues. Mr. Schlauch is an Adjunct Professor of Law at Denver University School of Law, where he has taught courses on international mineral law and policy. He also holds an appointment as an Honorary Lecturer and Course Director on the Faculty of the Center for Energy, Petroleum and Minerals Law and Policy at the University of Dundee, Scotland.

Mr. Schlauch graduated cum laude with an A. B. in chemistry from Colgate University in 1963 and completed a law degree in 1966 at the University of Virginia.

Appointment of Mr. Norman Anderson as Chairman of the Board of Directors

The Board has also appointed Norman Anderson as the non-executive Chairman of the Board of Directors.

Mr. Anderson has been a director of Rare Element since it acquired the Bear Lodge rare earth element project in 2003. He has had a long and distinguished career in the mining industry. Mr. Anderson worked with Cominco, now Teck Resources, during which time he spent a four-year period in an executive position with Amax Lead Zinc Inc. In 1978 he became President and Chief Operation Officer of Cominco, and in 1980 he assumed complete responsibility for Cominco’s business as Chairman and Chief Executive Officer. Mr. Anderson has also been a Director of other mining companies including Cia de Minas Bonaventura SA, Hudbay Minerals Ltd. and Anatolia Mineral Development Ltd. Mr. Anderson has a B Sc. From the University of Manitoba, he became a Professional Engineer in 1961, and became a fellow of the Institute of Materials, Minerals and Mining in 1989. Mr. Anderson brings a wealth of experience in specialized metals to Rare Element as a Director, as a mining engineer, and now as the Chairman of the Board of Directors.

Resignation of Mr. Stephen P. Quin from the Board of Directors and appointment to the Advisory Board.

Mr. Stephen P. Quin has stepped down from the Company’s Board of Directors to lead the development of a new gold project in the United Sates. Mr. Quin has been a director of Rare Element since his appointment in 2003 and his insights and leadership at the Board level have been very valuable in contributing to the success of Rare Element. The Board would like to thanks Mr. Quin for his valuable input over the past 8 years.

Mr. Quin will remain as a friend and advisor to Rare Element and has been appointed to the Company’s Advisory Board.

Option Grant

The Company has also granted 50,000 stock options at an exercise price of $9.35 per share with an expiry date of June 17, 2015 and 100,000 stock options at an exercise price of $9.95 per share with an expiry date of July 5, 2016.

Rare Element Resources Ltd (TSX: RES & AMEX: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent lights, metal alloys, additives in ceramics and glass, petroleum cracking catalysts, and a number of critical military applications. China currently produces more than 95% of the 130,000 metric tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare earths each year. The rare-earth market is growing rapidly, and is projected to accelerate if the green technologies continue to be implemented on a broad scale.

ON BEHALF OF THE BOARD

Donald E. Ranta, PhD, PGeo, President & CEO

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Mark T Brown, CFO, (604) 681-4236 mbrown@rareelementresources.com .

Donald E Ranta, (604) 681-4326 don@rareelementresources.com

Donald E. Ranta, PhD, PGeo, serves the Board of Directors of the Company as an internal, technically Qualified Person.  Technical information in this news release has been reviewed by Dr. Ranta and has been prepared in accordance with Canadian regulatory requirements that are set out in National Instrument 43-101.  This news release was prepared by Company management, who take full responsibility for content. Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.